EXHIBIT 99.1

FBR & Co. Reports Third Quarter 2016 Financial Results

ARLINGTON, Va., Nov. 04, 2016 (GLOBE NEWSWIRE) -- FBR & Co. (NASDAQ:FBRC) ("FBR" or the “Company"), a leading investment bank serving the middle market, today reported a pre-tax operating loss of $11.6 million for the third quarter of 2016, compared to pre-tax operating losses of $6.3 million for the third quarter of 2015 and $9.2 million for the second quarter of 2016.  Third quarter 2016 revenues were $19.3 million, compared to $25.6 million for the same period in 2015 and $20.9 million for the second quarter of 2016.

For the first nine months of 2016, the Company’s pre-tax operating loss was $32.9 million on revenue of $58.1 million, compared to a pre-tax operating loss of $5.8 million on revenue of $96.9 million for the same period in 2015.

During the third quarter of 2016, the Company recorded a $45.7 million tax provision related to the establishment of a full valuation reserve against its deferred tax assets.  The recognition of this non-cash charge does not impact the Company's ability to realize the economic benefit of its deferred tax assets and net operating loss carry forwards on future tax returns.  As a result, for the third quarter of 2016 the Company reported a net loss of $57.3 million, or $7.88 per share.  This compares to a net loss of $3.4 million, or $0.43 per share, for the same period in 2015, and $8.2 million, or $1.08 per share, for the second quarter of 2016.

“The last several quarters have been among the worst for the U.S. IPO market in the past 20 years, worse in fact than 2009, immediately following the financial crisis.  That environment is particularly challenging for an ECM-focused model like ours,” said Chairman and Chief Executive Officer, Richard J. Hendrix. “As a result of these challenges, we took further expense-related actions during the quarter which resulted in a reduction of approximately 10 percent of our total expenses. These steps combined with a modestly improving environment should result in improved results in coming quarters.”

Composition of Revenues

Investment Banking

Investment banking revenue was $9.2 million for the third quarter of 2016, compared to $14.8 million for the third quarter of 2015 and $8.6 million for the second quarter of 2016.  During the quarter, FBR completed 13 client engagements representing $1.6 billion in transaction value, compared to 9 engagements representing $1.2 billion in transaction value for the same period in 2015, and 18 engagements representing $1.7 billion in transaction value in the second quarter of 2016.

For the first nine months of 2016, investment banking revenue was $21.9 million compared to $57.2 million for the first nine months of 2015. The decline in the first nine month’s revenue versus the prior year primarily reflects contraction of the small cap IPO market as year-over-year activity declined by over 52 percent, through September 30, 2016.

Institutional Brokerage

Net revenue generated in institutional brokerage was $10.4 million for the third quarter of 2016, compared to $13.2 million for the third quarter of 2015, and $11.6 million for the second quarter of 2016.  For the first nine months of 2016, institutional brokerage revenue was $36.4 million compared to $41.2 million for the same period in 2015.  Lower industry-wide cash equities volume during 2016 led to the quarter-over-quarter and year-over-year decline in revenue.

Expenses

Non-compensation fixed expenses for the third quarter of 2016 totaled $10.5 million, including a $1.3 million goodwill impairment charge, compared to $10.6 million for the third quarter of 2015, and $10.4 million for the second quarter of 2016.  Excluding the one-time goodwill charge, non-compensation fixed expense was down 12 percent quarter-over-quarter.  For the first nine months of 2016, non-compensation fixed expenses were $29.3 million, excluding the goodwill impairment charge, compared to $30.2 million for the first nine months of 2015.

Compensation and benefits expense for the third quarter of 2016 totaled $16.5 million, including $630 thousand in severance costs, compared to $17.6 million for the third quarter of 2015 and $16.7 million for the second quarter of 2016.  For the first nine months of 2016, compensation and benefits expenses were $51.2 million compared to $59.8 million for the first nine months of 2015.

Employees

At September 30, 2016, the Company had 273 full-time employees, compared to 290 at June 30, 2016, and 304 at September 30, 2015.

Share Repurchase Activity

During the quarter ended September 30, 2016, the Company repurchased approximately 28,000 shares of its common stock in the open market at an aggregate price of $385 thousand, or an average price of $13.81 per share.  For the first nine months of 2016, the Company repurchased approximately 756 thousand shares of its common stock in the open market at an aggregate price of $13.1 million, or an average price of $17.34 per share.

Additionally, for the first nine months of 2016, FBR acquired 544 thousand shares outside of the share repurchase program as a result of netting of shares for tax withholding purposes on employee share vesting for $9.2 million.

Quarterly Dividend

On October 25, 2016, the Company announced that the Board of Directors declared a quarterly cash dividend of $0.20 per common share to be paid November 25, 2016 to all shareholders of record as of the close of business on November 14, 2016.

Balance Sheet

As of September 30, 2016, FBR continued to maintain an unlevered and highly-liquid balance sheet, with cash and cash equivalents of $53.5 million, compared to $51.3 million as of June 30, 2016.  Over the last twelve months, FBR has significantly reduced its investment and trading desk positions in order to fund repurchase activity and add to overall firm liquidity.  The Company ended the third quarter of 2016 with net investment positions of approximately $39 million, down from $87 million at the end of 2015.

Shareholders’ equity as of September 30, 2016 was $114 million, and tangible book value per share was $15.00, based on 7.26 million shares outstanding, compared to shareholders’ equity of $173 million and tangible book value per share of $22.89 as of June 30, 2016.  The decline in shareholders’ equity and tangible book value per share is primarily driven by the recording of a full valuation allowance against the Company’s deferred tax assets.

Conference Call
Investors wishing to listen to the earnings call at 9:00 A.M. U.S. EDT, Friday, November 4, 2016, may do so via the Web or conference call at:

Webcast link:  http://edge.media-server.com/m/p/3wvo5sk7

Conference call dial-in number (domestic, toll-free):  855.425.4204

Conference call dial-in number (international):  484.756.4245

Access code:  85333394

About FBR

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiaries FBR Capital Markets & Co. and MLV & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; energy & natural resources; financial institutions; healthcare; industrials;  insurance; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

Statements in this release concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public and private securities offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. Financial results may fluctuate substantially from quarter-to-quarter depending on the number, size and timing of completed transactions. We have experienced, and expect to experience in the future, significant variations in our revenues and results of operations and, as a result, are unlikely to achieve steady and predictable earnings on a quarterly basis. For a discussion of these and other risks and important factors that could affect FBR's future results and financial condition, see "Risk Factors" in Part I, Item 1A and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015; and other items throughout the Company's Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Financial data follows.

FBR & CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
REVENUES:
Investment banking:
Capital raising	$9,105	$14,626	$18,431	$51,737
Advisory	53	150	3,511	5,442
Institutional brokerage	8,106	11,176	29,840	35,860
Interest	8,180	8,394	23,926	23,387
Net investment (loss) income	(416)	777	(855)	7,806
Dividends & other	190	168	502	631
Total revenues	25,218	35,291	75,355	124,863
Interest expense	5,898	9,711	17,248	27,932
Revenues, net of interest expense	19,320	25,580	58,107	96,931

NON-INTEREST EXPENSES:
Compensation and benefits	16,510	17,604	51,197	59,835
Occupancy and equipment	2,998	3,169	9,509	9,330
Communications	2,239	2,532	7,007	8,119
Professional services	2,584	2,835	6,882	9,647
Business development	2,050	2,293	5,990	6,824
Clearing and brokerage fees	1,392	1,438	3,947	3,997
Impairment of goodwill	1,259	-	1,259	-
Other operating expenses	1,921	2,018	5,224	4,933
Total non-interest expenses	30,953	31,889	91,015	102,685

Loss before income taxes	(11,633)	(6,309)	(32,908)	(5,754)

Income tax provision (benefit)	45,698	(2,881)	38,085	(2,703)

Net loss	$(57,331)	$(3,428)	$(70,993)	$(3,051)

Basic loss per share	$(7.88)	$(0.43)	$(9.49)	$(0.37)
Diluted loss per share	$(7.88)	$(0.43)	$(9.49)	$(0.37)

Weighted average shares - basic	7,274	7,899	7,479	8,266
Weighted average shares - diluted	7,274	7,899	7,479	8,266
Cash dividends per common share	$0.20	$-	$0.60	$0.20

FBR & CO.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

	September 30,	December 31,
ASSETS	2016	2015

Cash and cash equivalents	$53,499	$70,067
Receivables:
Securities borrowed	819,259	685,037
Due from brokers, dealers and clearing organizations	5,477	5,513
Customers	5,878	1,429
Other	3,644	5,895
Financial instruments owned, at fair value	44,398	94,923
Other investments, at cost	-	6,539
Goodwill and intangibles	4,622	6,273
Furniture, equipment, software and leasehold improvements, net	13,277	15,071
Deferred tax assets, net of valuation allowance	-	37,497
Prepaid expenses and other assets	3,508	5,172
Total assets	$953,562	$933,416

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Securities loaned	$819,920	$687,443
Financial instruments sold, not yet purchased, at fair value	-	1,934
Accrued compensation and benefits	5,330	13,325
Accounts payable, accrued expenses and other liabilities	14,776	19,947
Total liabilities	840,026	722,649

Shareholders' equity:
Common stock	7	7
Additional paid-in capital	253,461	259,011
Restricted stock units	14,728	35,929
Accumulated deficit	(154,660)	(84,180)
Total shareholders' equity	113,536	210,767

Total liabilities and shareholders' equity	$953,562	$933,416

Book Value per Share	$15.63	$28.69

Tangible Book Value per Share	$15.00	$27.83

Shares Outstanding (in thousands)	7,263	7,347

FBR & CO.
Financial & Statistical Supplement - Operating Results
(Dollars in thousands)
(Unaudited)

	Q-3 16	Q-2 16	Q-1 16	Q-4 15	Q-3 15
Revenues, net of interest expense	$19,320	$20,887	$17,900	$23,464	$25,580

Expenses:
Variable	6,964	6,728	6,436	7,467	5,712
Fixed	23,989	23,349	23,549	26,001	26,178

Income (loss) before income taxes	(11,633)	(9,190)	(12,085)	(10,004)	(6,309)
Income tax (benefit) provision	45,698	(982)	(6,631)	(5,594)	(2,881)

Net (loss) income	$(57,331)	$(8,208)	$(5,454)	$(4,410)	$(3,428)

Return on equity (trailing twelve months)	-44.8%	-10.6%	-4.8%	-3.2%	-0.9%

Fixed expenses	$23,989	$23,349	$23,549	$26,001	$26,178
Less: Non-cash expenses[1]	1,510	582	-	1,701	2,373
Corporate transaction costs[2]	-	-	-	-	691
Core fixed costs[3]	$22,479	$22,767	$23,549	$24,300	$23,114

Statistical Data
Revenues per employee (annualized)	$283	$288	$249	$310	$337

Employee count	273	290	287	303	304

[1] Non-cash expenses include compensation costs associated with stock-based awards, amortization of intangibles and impairment of goodwill.

[2] Corporate transaction costs in Q3 2015 include non-recurring costs related to a business combination.

[3] Core fixed costs is a non-GAAP measurement used by management to analyze and assess the Company’s fixed operating costs. Management believes that this non-GAAP measurement assists investors in understanding the impact of the items noted in footnotes 1 and 2 on the performance of the Company.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these items do in fact reflect the underlying financial results of the Company and these effects should not be ignored in evaluating and analyzing the
Company's financial results. Therefore, management believes fixed expenses on a GAAP basis and core fixed costs on a non-GAAP basis should be considered together.

Contacts:
Media and Investors:  Linda E. Eddy at 703.312.9715 or leddy@fbr.com